                                                                       EXHIBIT 3

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               VISX, INCORPORATED
                            ------------------------

    VISX, INCORPORATED (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), having filed its original Certificate of Incorporation on June 7, 1988, under the name of TTI Acquisition Corp., DOES
HEREBY CERTIFY: That the amendment and restatement of the Company's Certificate of Incorporation was duly approved by the Company's Board of
Directors, and by a majority of the Company's Stockholders, in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. Pursuant to Sections 242 and 245 of the General Corporation Law, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Company. The text of the Company's Certificate of
Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as follows:

         I: The name of the Company is VISX, Incorporated.

        II: The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

        III: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        IV: The total number of shares of all classes of stock that the Company is authorized to issue is ninety million (90,000,000) shares of Common Stock with a par value of $0.01 per share.

         V: The Company reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

        VI: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter or repeal the Bylaws of the Company.

       VII: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the Bylaws, or, if not so designated, at the registered office of the Company in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the Bylaws so provide.

      VIII: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the foregoing in any respect, a director of this Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

        IX: (A) RIGHT TO INDEMNIFICATION.

               (1) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer , employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

               (2) The Company shall indemnify and hold harmless in such manner any person who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise;

               (3) Notwithstanding the foregoing, except as provided in paragraph IX(B) below, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. In the event a director or officer of the Company shall serve as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise in which the Company maintains an investment it shall be conclusively presumed for purposes of the indemnification provided for in subsection (A)(2) above that such service has been undertaken at the request of the Company. The foregoing presumption shall apply regardless of whether such director or officer is serving such entity at the request of a third party or that his or her service with such entity was commenced prior to the effectiveness of this Article of the Certificate of Incorporation or prior to his or her becoming an officer or director of the Company. The right to indemnification conferred in subsection
           (A)(1) above shall be a contract right based upon an offer from the Company which shall be deemed to be accepted by such person's service or continued service with the Company for any period after the adoption of this Article of the Certificate of Incorporation and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that (if the Delaware General Corporation Law requires) the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Company may, by action of its Board of Directors, provide indemnification to employees or agents of the
           Company with the same scope and effect as the foregoing indemnification of directors and officers.

           (B) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under subsection IX(A)(1) of this Article is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Company to indemnify the claimant for the amount claimed. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

           (C) NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

           (D) INSURANCE. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Corporation Law.

         X: Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of
    Section 291 Title 8 of the Delaware Code or on the application of trustees in dissolution or any receiver or receivers appointed for the Company under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of this Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders of the Company, as the case may be, and also on the Company.

    RESOLVED FURTHER, that the foregoing Amended and Restated Certificate of Incorporation is hereby approved and adopted.

    IN WITNESS WHEREOF, VISX, INCORPORATED has caused this Restated Certificate to be signed by Mark B. Logan, its President and Chief Executive Officer, this 20th day of September , 1996.

                                          VISX, INCORPORATED

                                          By: /s/ Mark B. Logan
                                             -----------------------------------
                                              Mark B. Logan
                                             PRESIDENT AND CHIEF EXECUTIVE
                                              OFFICER